UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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American Residential Properties, Inc.
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April 17, 2015
Dear Fellow Stockholder:
On behalf of the Board of Directors of American Residential Properties, Inc., I cordially invite you to attend our annual meeting of stockholders on Thursday, May 28, 2015, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona at 8:00 a.m. (PDT).
The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the meeting. We encourage you to read these materials carefully. Whether or not you plan to attend the meeting in person, your vote is very important, and we encourage you to vote promptly. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the proxy statement.
We look forward to seeing you at the annual meeting.

Sincerely,

Stephen G. Schmitz
Chief Executive Officer and Chairman of the Board of Directors

AMERICAN RESIDENTIAL PROPERTIES, INC.
7047 East Greenway Parkway, Suite 350
Scottsdale, Arizona 85254
NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of American Residential Properties, Inc. will be held on Thursday, May 28, 2015, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254 at 8:00 a.m. (PDT), for the following purposes:
1. to elect to our Board of Directors (our "Board of Directors" or our "Board") the six nominees named in the attached proxy statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and
3. to transact such other business as may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.
The Board has fixed the close of business on April 1, 2015, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
You may authorize your proxy by telephone or on the Internet, and may vote by written proxy or written ballot at the meeting. We encourage you to sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States, or instruct us by telephone or on the Internet as to the authorization of your proxy. Instructions for voting are contained on the enclosed proxy card. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting in person, your vote is very important, and we encourage you to vote as promptly as possible. If you vote by proxy, but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may still do so by following the procedures set forth in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Patricia B. Dietz
General Counsel, Chief Compliance Officer and Secretary
Scottsdale, Arizona
April 17, 2015
Important Notice Regarding the Availability of Proxy Materials
For Stockholders Meeting to Be Held on May 28, 2015:
The Proxy Statement and Annual Report are available in the
Investor Relations section on our website at
http://www.amresprop.com

AMERICAN RESIDENTIAL PROPERTIES, INC.
7047 East Greenway Parkway, Suite 350
Scottsdale, Arizona 85254

PROXY STATEMENT
This proxy statement, including the information incorporated by reference herein (collectively, this "Proxy Statement"), provides information about the 2015 Annual Meeting of American Residential Properties, Inc. to be held at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, on Thursday, May 28, 2015, at 8:00 a.m. (PDT), and at any adjournment or postponement of the meeting.
The Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") and this Proxy Statement and form of proxy are being distributed and made available on or about April 17, 2015.

i

American Residential Properties, Inc. Contact Information and General Information
The Board of Directors ("our Board of Directors" or "our Board") of American Residential Properties, Inc., a Maryland corporation, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company's solicitation of proxies for its Annual Meeting of Stockholders to be held on Thursday, May 28, 2015, at 8:00 a.m., PDT, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254. These materials were first made available to stockholders on April 17, 2015. Unless the context requires otherwise, references in this Proxy Statement to "we," "our," "us," "our company" and the "Company" refer to American Residential Properties, Inc. and its consolidated subsidiaries.
The mailing address of our principal executive office is 7047 East Greenway Parkway, Suite 350, Scottsdale, Arizona 85254, and our main telephone number is (480) 474-4800. We maintain an Internet website at www.amresprop.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.
Pursuant to rules adopted by the United States Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability to our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice of Internet Availability. Stockholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this Proxy Statement does not imply that the information herein has remained unchanged since the date of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Where and when is the Annual Meeting?
The Annual Meeting will be held at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254 on Thursday, May 28, 2015, at 8:00 a.m. (PDT).
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.
Who can attend the Annual Meeting?
All of our common stockholders of record as of the close of business on April 1, 2015, the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting. If you wish to attend the Annual Meeting, please register in advance with Investor Relations by email at IR@amresprop.com or by phone at (480) 474-4800. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a record stockholder's right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in "street name" (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 1, 2015, to gain admittance to the Annual Meeting.
Who may vote?
You may vote if you were the record owner of shares of our common stock at the close of business on April 1, 2015, the record date for the Annual Meeting. Each share of our common stock owned as of the record date has one vote.
What am I voting on?
Our Board is soliciting your vote for:

(1)	the election of six directors (each to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualified);

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

(3)	any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.
What are the Board's recommendations?
Our Board recommends you vote:

(1)	"FOR" the election of each nominee named in this Proxy Statement (see Proposal No. 1); and

(2)	"FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015 (see Proposal No. 2).
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending the Notice of Internet Availability to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What is the difference between a stockholder of record and a beneficial owner of our common stock held in street name?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC ("AST"), you are considered the stockholder of record with respect to those shares, and we sent the Notice of Internet Availability directly to you. If you requested printed copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Stock Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares in "street name," and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form." If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.
How do I vote?
There are four ways to vote:

•
In Person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares. Please contact your broker, bank or other nominee for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date prior to the Annual Meeting via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company's Secretary prior to the Annual Meeting.
Will my shares be voted if I do not provide my proxy?
It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.
Brokerage firms generally have the authority to vote customers' non-voted shares on certain "routine" matters. If your shares are held in the name of the brokerage firm, the brokerage firm can vote your shares for the ratification of Ernst & Young LLP as our registered independent public accounting firm for the year ending December 31, 2015 (Proposal No. 2) if you do not timely provide your voting instructions, because this matter is considered "routine" under the applicable rules. The other item (Proposal No. 1) is not considered "routine" and therefore may not be voted by your broker without instructions.
What constitutes a quorum for the Annual Meeting?
As of the record date for the Annual Meeting, we expect there to be 32,195,280 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. No business may be conducted at the Annual Meeting if a quorum is not present.
What vote is required to approve an item of business at the Annual Meeting?
Election of Directors (Proposal No. 1). Directors are elected by a plurality of the votes cast at the Annual Meeting. "Plurality" means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for this proposal, although they will be considered present for the purpose of determining the presence of a quorum.
Ratification of Appointment of Ernst & Young LLP (Proposal No. 2). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal, although they and broker non-votes will be considered present for the purpose of determining the presence of a quorum.
Where can I find the voting results of the Annual Meeting?
The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Board consists of six directors. The six persons named below, each of whom currently serves on our Board, have been recommended by our Nominating and Corporate Governance Committee and nominated by our Board to serve on our Board until our 2016 Annual Meeting of Stockholders and until their respective successors are elected and qualified.
Our Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. In addition, our Board has determined that all of the persons named below, other than Mr. Schmitz and Ms. Hawkes, are independent under applicable SEC and New York Stock Exchange (the "NYSE") rules.
The following table sets forth the name, age as of the Annual Meeting and position with our company of each nominee for election to our Board at the Annual Meeting:

Name	Age	Position with Our Company
Stephen G. Schmitz	60	Chief Executive Officer and Chairman of our Board of Directors
Laurie A. Hawkes	59	President, Chief Operating Officer and Director
Douglas N. Benham	58	Independent Director
David M. Brain	59	Independent Director
Keith R. Guericke	66	Independent Director
Todd W. Mansfield	57	Independent Director
The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes or skills of each Nominee that led us to conclude that such person should serve as a director.
Stephen G. Schmitz—Chief Executive Officer and Chairman of our Board of Directors. Mr. Schmitz has held the positions of Chief Executive Officer and Chairman since our formation in May 2012. In October 2008, with our President and Chief Operating Officer, Ms. Hawkes, Mr. Schmitz co-founded American Residential Properties, LLC, a private investment firm formed to capitalize on the extraordinary price deterioration in the single-family housing sector following the collapse in the housing and mortgage industries. The two founded ARP Phoenix Fund I ("Phoenix Fund"), a fully committed private investment fund that owned 437 single-family homes as rental properties as of December 31, 2014, and American Residential Management, Inc. ("ARM"), the entity from which we acquired our real estate acquisition and management platform, in 2009. In 2007, Mr. Schmitz was the Managing Partner of Grayhawk Capital Partners, a private real estate investment firm. In 2006, he served as Chief Executive Officer of AutoStar Realty, L.P., an automobile dealership financing firm. From 2001 to 2005, Mr. Schmitz was an Executive Vice President at GE Capital Franchise Finance Corporation, which acquired Mr. Schmitz's prior employer, Franchise Finance Corporation of America ("FFCA"), in 2001. Mr. Schmitz served as FFCA's Chief Investment Officer for 15 years from 1986 to 2001, during which time it was a publicly traded real estate investment trust ("REIT") for federal income tax purposes and one of the nation's largest provider of mortgage and sale-leaseback financing to the chain restaurant, convenience store and retail auto parts industries. From 1982 to 1986, Mr. Schmitz was a commercial lender at Mellon Bank. A specialist in sale-leaseback acquisitions and mortgage financing on a programmatic scale, Mr. Schmitz has spent the majority of his finance career creating and managing teams of professionals that generate high volumes of small asset size real estate transactions, resulting in the production of transactions exceeding $2 billion in new investments on an annual basis. He attended the University of Wisconsin and received a BS from Franklin University and an MBA from Pennsylvania State University.
Mr. Schmitz, as a co-founder of our company, is qualified to serve as a director due to his familiarity with our history and operations, his experience as an early participant in the emerging institutionalization of the single-family rental sector, his extensive real estate experience and his familiarity with business models emphasizing large volumes of acquisition activity.

Laurie A. Hawkes—President, Chief Operating Officer and member of our Board of Directors. Ms. Hawkes has held the position of President since our formation in May 2012 and the position of Chief Operating Officer since March 2013. As described above, Ms. Hawkes co-founded American Residential Properties, LLC, Phoenix Fund and ARM with Mr. Schmitz, our Chief Executive Officer. From 1995 to 2007, Ms. Hawkes worked at U.S. Realty Advisors, a $3 billion real estate private equity firm, becoming a Partner in 1997 and serving as President of the firm from 2003 to 2007. In the fifteen years prior to joining U.S. Realty Advisors, Ms. Hawkes was a Wall Street investment banker specializing in real estate and mortgage finance. From 1993 to 1995, Ms. Hawkes was a Managing Director in the Real Estate Investment Banking Division at CS First Boston Corp., and, from 1979 to 1993, was a Director in the Real Estate Investment and Mortgage Banking Departments at Salomon Brothers Inc. During her investment banking career, she structured and negotiated more than $16 billion in real estate acquisitions and securitized mortgage debt transactions for all property types utilizing many types of financing, including private equity, capital markets, financial institutions and institutional investors. She received a BA from Bowdoin College and an MBA from Cornell University.
Ms. Hawkes, as a co-founder of our company, is qualified to serve as a director due to her familiarity with our history and operations, her experience as an early participant in the emerging institutionalization of the single-family rental sector, her extensive experience as an investment banker focusing on the real estate and mortgage industries, and her experience as an executive at a private equity firm focusing on real estate investment acquisition and financing.
Douglas N. Benham—Member of our Board of Directors. Mr. Benham has served on our Board of Directors since completion of our initial private offering in May 2012. He is the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm, and served as President and Chief Executive Officer of Arby's Restaurant Group ("Arby's"), a quick-service restaurant company, from January 2004 to April 2006. Prior to Arby's, from August 2003 until January 2004, Mr. Benham was President and Chief Executive Officer of DNB Advisors, LLC. For a period of fourteen years, from January 1989 until August 2003, Mr. Benham was Chief Financial Officer and, from 1997 until 2003, served on the Board of Directors of RTM Restaurant Group, Inc., an Arby's franchisee. Currently, Mr. Benham also serves as a director of Global Income Trust, Inc., a non-traded public REIT, Bob Evans Farms, Inc. (NASDAQ: BOBE) and he formerly served as a director of Sonic Corp. (NASDAQ: SONC). He received a BA in accounting from the University of West Florida.
Mr. Benham is qualified to serve as a director because of his experience as a senior executive officer at, and consultant to, various business enterprises, his experience as a board member of other publicly traded companies and his expertise in accounting and finance.
David M. Brain—Member of our Board of Directors. Mr. Brain has served on our Board of Directors since completion of our initial private offering in May 2012. From October 1999 to March 2015, he served as the President and Chief Executive Officer of Entertainment Properties Trust ("Entertainment Properties"), a NYSE-listed REIT (NYSE: EPR), before which he served as the Chief Financial Officer from 1997 to 1999, and as the Chief Operating Officer from 1998 to 1999. In 1997, Mr. Brain, while acting as a Senior Vice President in the investment banking and corporate finance department of George K. Baum & Company, an investment banking firm based in Kansas City, Missouri, acted as a consultant to AMC Entertainment, Inc. in the formation of Entertainment Properties. Before joining George K. Baum & Company in 1996, Mr. Brain was

Managing Director of the Corporate Finance Group of KPMG LLP, a practice unit he organized and managed for over 12 years. He received a BA in Economics and an MBA from Tulane University, where he was awarded an academic fellowship.
Mr. Brain is qualified to serve as a director because of his extensive leadership experience at a publicly traded REIT, his experience in investment banking and his extensive contacts with senior real estate executives throughout the United States.
Keith R. Guericke—Member of our Board of Directors. Mr. Guericke has served on our Board of Directors since completion of our initial private offering in May 2012. Mr. Guericke has served on the Board of Directors of Century Communities, Inc., a single-family home developer (NYSE:CCS), since May 2013 and on the Board of Directors of Essex Property Trust, Inc. ("Essex"), a multi-family REIT (NYSE: ESS), since June 1994. In 2001, Mr. Guericke was elected to the position of Vice Chairman of the Board of Essex, a position he still holds. Mr. Guericke served as the President and Chief Executive Officer of Essex from 1994 through 2010. Since his retirement, he continues to provide services to Essex on a part-time basis. Mr. Guericke joined Essex's predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of Essex's multi-family portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of NAREIT, the National Multi-Housing Council and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received a BS in Accounting from Southern Oregon College in 1971.
Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded REIT, his expansive knowledge of the real estate industry and his strong relationships with many executives at real estate companies throughout the United States.
Todd W. Mansfield—Member of our Board of Directors. Mr. Mansfield has served on our Board of Directors since March 2013. Since December 2011, he has been President and Chief Executive Officer of Crescent Communities, LLC ("Crescent") after serving as a member of its board of managers and as lead director in 2011. Crescent is a real estate investment company that primarily develops single-family, multi-family and resort residential communities throughout the southeastern United States and also owns and manages business and industrial parks. From 1999 to 2010, Mr. Mansfield served as Chairman and Chief Executive Officer of Crosland LLC, a diversified real estate investment and development company. Before joining Crosland, Mr. Mansfield was Managing Director at Security Capital Group (formerly NYSE: SCG) and spent 11 years at The Walt Disney Company (NYSE: DIS), where, as Executive Vice President, he had operating responsibility for its development and corporate real estate activities worldwide. He is a director and former chairman of Charlotte City Center Partners and serves on the Board of Directors of the Foundation for the Carolinas. He has served as a board member and past chairman of the North Carolina Chapter of The Nature Conservancy and the Urban Land Institute. Mr. Mansfield has also served on the boards of Carolinas HealthCare System, CarrAmerica Realty Corporation (formerly NYSE: CRE) and Kforce Inc. (NASDAQ: KFRC). He received a BA from Claremont McKenna College and an MBA from Harvard University.
Mr. Mansfield is qualified to serve as a director because of experience as a senior executive officer of various real estate enterprises, three decades of experience with residential investment and operations and his experience as a board member of other publicly traded companies.
Our Board recommends that you vote "FOR" the election of each nominee for director named above.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015.
At the Annual Meeting, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be available to make a statement and respond to appropriate questions about their services.

Our Board recommends that you vote FOR Proposal No. 2.
Fee Disclosure
The following is a summary of the fees billed to the Company by Ernst & Young LLP, the Company's independent registered public accounting firm, for professional services rendered for the years ended December 31, 2014 and 2013.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Ernst & Young:
Audit Fees	$638,046	$1,302,535
Audit Related Fees	110,000	—
Tax Fees	199,921	80,698
All Other Fees	—	—
Total	$947,967	$1,383,233
Audit Fees
"Audit Fees" consist of fees and expenses billed for professional services rendered for the audit of the financial statements, review of the interim consolidated financial statements, review of registration statements and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
"Audit-Related Fees" consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not "Audit Fees."
Tax Fees
"Tax Fees" consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees
"All Other Fees" consist of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees."
Pre-Approval Policy
All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. All of the fees paid to Ernst & Young LLP that are described above were approved by our Board.
The Audit Committee has considered whether, and has determined that, the provision by Ernst & Young LLP of the services described under "Audit-Related Fees," "Tax Fees" and "Other Fees" is compatible with maintaining Ernst & Young LLP's independence from management and the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth the beneficial ownership of shares of our common stock and shares of our common stock issuable upon redemption of common units of limited partnership interest ("OP units") in American Residential Properties OP, L.P. ("our Operating Partnership") (without giving effect to the 12-month restriction on redemption applicable to OP units) and long-term incentive plan units ("LTIP units") as of March 31, 2015, by (1) each of our named executive officers, (2) each of our directors, (3) all of our executive officers and directors as a group and (4) each person known by us to be the beneficial owner of five percent or more of shares of our common stock.
The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. In computing the number of shares, LTIP units and OP units beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock, LTIP units and OP units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o American Residential Properties, Inc., 7047 East Greenway Parkway, Suite 350, Scottsdale, Arizona 85254.

Name of Beneficial Owner	Number of Shares, LTIP Units and OP Units Beneficially Owned		Percentage of All Shares (1)	Percentage of All Shares, LTIP Units and OP Units Beneficially Owned (2)
5% Stockholders
Vanguard Group Inc.	3,291,361	(3)	10.2%	10.0%
Long Pond Capital LP	3,187,734	(4)	9.9%	9.7%
V3 Capital Management, L.P.	2,429,402	(5)	7.5%	7.4%
Vanguard Specialized Funds	2,275,481	(6)	7.1%	6.9%
JPMorgan Chase & Co.	2,232,739	(7)	6.9%	6.8%
Bank of New York Mellon Corporation	2,212,889	(8)	6.9%	6.7%
Deutsche Bank AG	1,940,232	(9)	6.0%	5.9%
Kendall Family Investments, LLC	1,782,483	(10)	5.5%	5.4%
Directors and Named Executive Officers
Stephen G. Schmitz	547,120	(11)	1.7%	1.7%
Laurie A. Hawkes	555,120	(11)	1.7%	1.7%
Shant Koumriqian	59,680	(12)	*	*
Lani B Porter	10,031	(13)	*	*
Christopher J. Byce	2,998	(14)	*	*
Douglas N. Benham	17,844	(15)	*	*
David M. Brain	19,344	(16)	*	*
Keith R. Guericke	9,344	(17)	*	*
Todd W. Mansfield	8,124	(18)	*	*
All directors and executive officers as a group (10 persons)	904,605		2.8%	2.7%

*	Represents less than one percent.

(1)
Assumes 32,195,280 shares of our common stock are outstanding as of March 31, 2015. In addition, amounts shown for individuals assume that all OP units and LTIP units held by the person are exchanged for shares of our common stock on a one-for-one basis. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the OP units or LTIP units held by other persons are exchanged for shares of our common stock.

(2)
Assumes a total of 32,896,345 shares of our common stock, OP units and LTIP units are outstanding as of March 31, 2015. OP units may be redeemed for cash or, at our election, shares of our common stock on a one-for-one basis. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in our operating partnership's valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unitholders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If, but not before, such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity may not be reached.

(3)
Information obtained solely by reference to Schedule 13G/A filed with the SEC on February 11, 2015 by Vanguard Group Inc. ("Vanguard"). Of the reported shares, Vanguard reported that it has sole voting power for 39,981 shares, sole dispositive power for 3,254,380 shares and shared dispositive power for 36,981 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Information obtained solely by reference to Schedule 13G filed with the SEC on February 13, 2015 by Long Pond Capital, LP ("Long Pond LP"). Of the reported shares, Long Pond LP reported that it has shared voting power for 3,187,734 shares and shared dispositive power for 3,187,734 shares. Long Pond Capital GP, LLC ("Long Pond LLC") is the general partner of Long Pond LP. John Khoury is the Principal Member of Long Pond LP. The address for Long Pond LP is 527 Madison Avenue, 15th Floor, New York, New York 10022.

(5)
Information obtained solely by reference to Schedule 13G/A filed with the SEC on February 13, 2015 by V3 Capital Management, L.P. ("V3"). Of the reported shares, V3 has shared voting power for 2,429,402 shares and shared dispositive power for 2,429,402 shares, which are held as follows:

(a) V3 Realty Partners (a), L.P. which has shared voting power for 717,807 shares and shared dispositive power for 717,807 and whose general partner is V3 Capital Advisors (a), LLC.
(b) V3 Capital Advisors, LLC which has shared voting power for 1,711,595 shares and shared dispositive power for 1,711,595 shares who is the general partner of (i) V3 Trading Vehicle, L.P., who has shared voting power for 438,050 shares and shared dispositive power for 438,050 shares; and (ii) V3 Realty Partners, L.P., who has shared voting power for 1,273,545 shares and shared dispositive power for 1,273,545 shares. V3 is also the investment manager of the three limited partnerships listed above, and Mr. Charles Fitzgerald is the general partner of V3 and the managing member of the two limited liability companies listed above. The address for V3 is 477 Madison Avenue, New York, New York 10012.

(6)
Information obtained solely by reference to Schedule 13G/A filed with the SEC on February 6, 2015 by Vanguard Specialized Funds ("Vanguard Specialized"). Of the reported shares, Vanguard Specialized reported that it has sole voting power for 2,275,481 shares and sole dispositive power for none of the shares. The address of Vanguard Specialized is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
Information obtained solely by reference to Schedule 13G/A filed with the SEC on January 13, 2015 by JPMorgan Chase & Co. ("JPMorgan"). Of the reported shares, JPMorgan reported that it has sole voting power for 2,224,339 shares and sole dispositive power for 2,232,739 shares. The address of JPMorgan is 270 Park Avenue, New York, New York 10017.

(8)
Information obtained solely by reference to Schedule 13G/A filed with the SEC on February 10, 2015 by the Bank of New York Mellon Corporation ("Mellon"). Of the reported shares, Mellon reported that it has sole voting power for 2,106,749 shares and sole dispositive power for 2,212,889 shares. The address of Mellon is One Wall Street, 31st Floor, New York, New York 10286.

(9)
Information obtained solely by reference to Schedule 13G filed with the SEC on February 17, 2015 by Deutsche Bank AG ("Deutsche Bank"). Of the reported shares, Deutsche Bank reported that it has sole voting power for 1,746,333 shares and sole dispositive power for 1,940,232 shares. The foregoing amounts do not include 50,975 shares, which are also disclosed on Schedule 13G and represent shares for which they do not have voting or dispositive power. The address for Deutsche Bank is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.

(10)
Information obtained solely by reference to Schedule 13G/A filed with the SEC on February 17, 2015 by Kendall Family Investments, LLC ("Kendall"). Of the reported shares, Kendall reported that it has sole voting power for 1,782,483 shares and sole dispositive power for 1,782,483 shares. Voting and investment control over the shares held by Kendall is exercised by Louis M. Bacon. The address for Kendall and Mr. Bacon is 1251 Avenue of the Americas, New York, New York 10020.

(11)	Includes:

(a)	500 shares of our common stock issued and sold in connection with our initial capitalization to each of Mr. Schmitz and Ms. Hawkes;

(b)
150,000 shares of our common stock owned by Phoenix Fund. ARP Phoenix Fund I GP, LLC is the general partner of Phoenix Fund and exercises voting and dispositive power over these shares. Each of Mr. Schmitz and Ms. Hawkes owns a 50% membership interest in ARP Phoenix Fund I GP, LLC. Accordingly, Mr. Schmitz and Ms. Hawkes share voting and dispositive power over these shares. Except to the extent of their pecuniary interest in Phoenix Fund, each of Mr. Schmitz and Ms. Hawkes disclaims beneficial ownership of these shares;

(c)
175,000 OP units owned by ARM, which is jointly owned by Mr. Schmitz and Ms. Hawkes. Accordingly, Mr. Schmitz and Ms. Hawkes share dispositive power over these OP units. Except to the extent of their pecuniary interest in ARM, each of Mr. Schmitz and Ms. Hawkes disclaims beneficial ownership of these OP units; and

(d)	192,124 and 200,124 LTIP units issued to each of Mr. Schmitz and Ms. Hawkes, respectively, that have vested and 29,495 shares that will vest before May 30, 2015.
(12) Includes 19,563 shares of our common stock owned, 20,634 shares beneficially owned as restricted shares of our common stock of which 10,317 shares will vest before May 30, 2015, 7,143 LTIP units that will vest by May 30, 2015 and 12,340 LTIP units that have vested.
(13) Includes 500 shares of our common stock owned and 9,531 LTIP units that have vested.
(14) Includes 2,998 LTIP units that have vested.
(15) Includes 9,720 shares of our common stock owned, 5,333 LTIP units that have vested and 2,791 LTIP units that will vest before May 30, 2015.
(16) Includes 11,220 shares of our common stock owned, 5,333 LTIP units that have vested and 2,791 LTIP units that will vest before May 30, 2015.
(17) Includes 1,220 shares of our common stock owned, 5,333 LTIP units that have vested and 2,791 LTIP units that will vest before May 30, 2015.
(18) Includes 5,333 LTIP units that have vested and 2,791 LTIP units that will vest before May 30, 2015.

CORPORATE GOVERNANCE AND BOARD MATTERS
Sound Corporate Governance Practices
We are committed to sound corporate governance practices, including having a strong, majority-independent Board and maintaining clear stock ownership guidelines. The number of members of our Board of Directors will be determined from time-to-time by resolution of our Board of Directors. Our Board of Directors currently consists of six persons who are nominated each year by the Nominating and Corporate Governance Committee of our Board.
Board of Directors Structure

1)	All of our directors must be elected annually. We do not have a classified Board.

2)	Our directors are subject to our director resignation policy as part of our policy on voting procedures with respect to the election of directors in uncontested elections.

3)	A majority of our directors are independent.

4)	All members of the three standing committees of our Board are independent.

5)	Our independent directors meet regularly without the presence of any of our officers or employees.

6)
We have appointed Keith R. Guericke, one of our independent directors, as Lead Director. The Lead Director's primary responsibilities are to preside at executive sessions of our Board and to preside at meetings of our Board when the Chairman is absent.

Stock Ownership Guidelines and Other Policies

1)
Although we have not adopted stock ownership guidelines that apply to our executive officers or directors, we strongly encourage our executive officers and directors to maintain an investment in our stock, and we include equity-based compensation in our compensation programs for our executive officers and our directors.

2)	We have a policy that prohibits our directors and executive officers from entering into hedging or monetization transactions involving our securities.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent our Board's current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines is available on the Corporate Governance page of the Investor Relations section on our website at www.amresprop.com.

Any inquiries to individual directors can be sent to our General Counsel for distribution at 7047 East Greenway Parkway, Suite 350, Scottsdale, AZ 85254.
Code of Business Conduct and Ethics
Our Board of Directors has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code of business conduct to appropriate persons identified in the code of business conduct; and

•	accountability for adherence to the code of business conduct.
Any waiver of the code of business conduct and ethics for our executive officers, directors or employees may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law or stock exchange regulations. The Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investor Relations section on our website at www.amresprop.com.
Independence of Directors
Our Corporate Governance Guidelines require that a majority of our directors be "independent," with independence determined in accordance with the applicable standards of the NYSE. Our Board may determine a director to be independent if our Board has affirmatively determined that the director has no material relationship with us or our subsidiaries, either directly or as a stockholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries. Our Board of Directors has determined that the directors listed above as "independent" meet the independence standards of the NYSE. Our independent directors meet regularly in executive sessions without members of management present.
Committees of Our Board of Directors
Our Board of Directors has established three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees currently consists of four members, each of whom satisfies the NYSE's independence standards. Matters put to a vote at one of our three independent committees of our Board of Directors must be approved by a majority of the directors on the committee who are present at the meeting at which there is a quorum or in an action by unanimous written consent of the directors serving on the committee.
Audit Committee
The Audit Committee, which is composed of Messrs. Benham, Brain, Guericke and Mansfield and for which Mr. Benham currently serves as the Chairman, assists our Board of Directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. Our Board of Directors has affirmatively determined that each of the Audit Committee members meets the definition of "independent director" for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has also determined that Mr. Benham, the chair of the Audit Committee, qualifies as an "audit committee financial expert" under SEC rules and regulations and that each of the other members of the Audit Committee is financially literate within the meaning of Rule 10A-3 of the Exchange Act. Additionally, the Audit Committee is responsible for monitoring our procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Audit Committee Charter is available on the Corporate Governance page of the Investor Relations section of our website at www.amresprop.com.
Compensation Committee
The Compensation Committee, which is composed of Messrs. Benham, Brain, Guericke and Mansfield and for which Mr. Brain currently serves as the Chairman, supports our Board of Directors in fulfilling its oversight responsibilities relating to senior management and director compensation, including the administration of our 2012 Equity Incentive Plan. The Compensation Committee Charter is available on the Corporate Governance page of the Investor Relations section of our website at www.amresprop.com.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, which is composed of Messrs. Benham, Brain, Guericke and Mansfield and for which Mr. Guericke currently serves as the Chairman, assists our Board of Directors in identifying and recommending candidates to fill vacancies on our Board of Directors and for election by the stockholders, recommending committee assignments for directors, overseeing our Board of Directors' annual evaluation of the performance of our Board of Directors, its committees and individual directors, reviewing compensation received by directors for service on our Board of Directors and its committees and developing and recommending to our Board of Directors appropriate corporate governance policies, practices and procedures for our company. The Nominating and Corporate Governance Committee Charter is available on the Corporate Governance page of the Investor Relations section of our website at www.amresprop.com.
Risk Management Oversight
Our Board is actively involved in the oversight of risks that could affect our company. This oversight is conducted primarily through the Audit Committee but also through the other committees of our Board, as appropriate. Our Board and its committees, including the Audit Committee, satisfy this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.
Meetings and Attendance
In 2014, our Board convened five meetings in person and one meeting telephonically; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee met six times, twice and once, respectively. Each of our directors attended at least 75% of the meetings of our Board and the committees of our Board on which they served during 2014. All of our directors attended the 2014 annual meeting and are expected to attend the Annual Meeting this year.
Executive Sessions of Our Independent Directors
As required by the NYSE rules, the non-employee directors, all of whom are independent under the applicable standards of the NYSE, regularly meet in executive session, without management present. Generally, these executive sessions follow regularly scheduled meetings of our Board. The independent, non-employee directors met in executive session at least two times in 2014. Mr. Guericke, our Lead Director, presided over these executive sessions.
Director Nominations
The Nominating and Corporate Governance Committee works with our Board to determine the appropriate characteristics, skills and experience for our Board as a whole and its individual members. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including whether the individual meets the requirements for independence; the individual's general understanding of the various disciplines relevant to the success of a publicly traded company; the individual's understanding of the Company's businesses and markets; the individual's professional expertise and educational background; and other factors that promote diversity of views and experience. The Nominating and Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of our Board.

DIRECTOR COMPENSATION
Directors who are our employees (Mr. Schmitz and Ms. Hawkes) do not receive compensation for their service as directors. Our Board of Directors has established a compensation program for our independent directors. Pursuant to this compensation program, we pay the following fees to each of our independent directors:

•	an annual cash retainer of $50,000;

•	an initial grant of 2,500 LTIP units upon becoming a director;

•
at the time of each annual meeting of our stockholders, beginning with the 2014 annual meeting, each independent director who will continue to serve on our Board of Directors will receive an annual grant of LTIP units having a value of $50,000 if and as determined by our Board of Directors;

•	an additional annual cash retainer of $10,000 to the chair of the Audit Committee;

•	an additional annual cash retainer of $7,500 to the chair of the Compensation Committee; and

•	an additional annual cash retainer of $7,500 to the chair of the Nominating and Corporate Governance Committee.
We also reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at meetings of our Board of Directors and its committees.
For 2015, our non-employee director compensation program will be the same as our non-employee director compensation program for 2014.
The table below summarizes the compensation paid by us to our non-employee directors for 2014.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Douglas N. Benham	$60,000	$43,082	$103,082
David M. Brain	$57,500	$43,082	$100,582
Keith R. Guericke	$57,500	$43,082	$100,582
Todd W. Mansfield	$50,000	$43,082	$93,082

(1)	Amounts in this column represent each director's annual cash retainer and additional cash retainer as committee chair, if applicable, paid during 2014.

(2)
Stock awards were issued in the form of LTIP units. LTIP units are a special class of partnership interests in our Operating Partnership with certain restrictions, which are convertible into OP units, subject to satisfying vesting and other conditions. LTIP unit holders are entitled to receive the same distributions as holders of our OP units (only if we pay such distributions) on the unvested portion of their LTIP units. All LTIP unit awards were granted pursuant to our 2012 Equity Incentive Plan and will vest one year from the date of grant. The amounts in this column reflect the aggregate grant date fair value of stock awards granted in 2014 calculated in accordance with the requirements of Accounting Standards Codification Subtopic 718, Stock Compensation ("ASC 718"). In May 2014, Messrs. Benham, Brain, Guericke and Mansfield were awarded their annual $50,000 grant of LTIP units. We valued the LTIP units in accordance with ASC 718 at a per-unit value of $15.44, equivalent to the per-share closing price of our common stock on the date of grant less a discount for lack of marketability estimated by a third-party consultant. These amounts reflect accounting expenses for these awards and do not correspond to the actual value, if any, that will be recognized by the non-employee director.

EXECUTIVE OFFICERS
Our executive officers and their ages as of the Annual Meeting are as follows:

Name	Age	Position with Our Company
Stephen G. Schmitz	60	Chief Executive Officer and Chairman of our Board of Directors
Laurie A. Hawkes	59	President, Chief Operating Officer and Director
Shant Koumriqian	42	Chief Financial Officer and Treasurer
Lani B Porter	55	Senior Vice President, Operations
Christopher J. Byce	40	Senior Vice President, Investments
Patricia B. Dietz	40	General Counsel, Chief Compliance Officer and Secretary
Biographical information with respect to Mr. Schmitz and Ms. Hawkes is set forth above under "Proposal No. 1: Election of Directors."
Shant Koumriqian—Chief Financial Officer and Treasurer. Mr. Koumriqian has served as our Chief Financial Officer and Treasurer since October 2012. Mr. Koumriqian served as Executive Vice President, Chief Financial Officer of MPG Office Trust, Inc. (NYSE: MPG) from December 2008 to March 2012, as Senior Vice President, Finance and Chief Accounting Officer from January 2008 to November 2008 and as Vice President, Finance from July 2004 to January 2008. Prior to joining MPG Office Trust, Mr. Koumriqian spent a total of nine years in real estate practice groups, first at Arthur Andersen LLP and then at Deloitte & Touche LLP, where he was a senior manager, serving public and private real estate companies. Mr. Koumriqian received a BA in Business Administration, cum laude, from California State University, Los Angeles.
Lani B Porter—Senior Vice President, Operations. Ms. Porter has been our Senior Vice President, Operations since October 2012 after joining us in July 2012 as Vice President, Operations. She has been an executive in the real estate industry since 1995, when, as a founding executive serving as Senior Vice President of Operations, she helped create the first online marketplace for mortgage lending at Getsmart.com. In 2000, after Providian Bank's acquisition of Getsmart.com, she joined nCommand as Co-Founder, Chief Operating Officer and Chief Financial Officer, where she developed an end-to-end virtual loan process for residential lending. After the acquisition of nCommand by Ellie Mae in 2002, she served as Chief Financial Officer and Vice President of Operations at Accruent, a company whose products are used in managing over 1 billion square feet of commercial space for many Fortune 500 companies and large retailers. In addition, beginning in 2005, Ms. Porter served as Director of Operations for Hometown, where she developed the systems technology and processes to underwrite, fund, manage, securitize and sell more than $2 billion in assets. Ms. Porter has served on the Mortgage Bankers Association-sanctioned Governance Board of MISMO (Mortgage Industry Standards Maintenance Organization), attended Arizona State University, and completed the Oracle RDBMS Master's program for Database Administrators.
Christopher J. Byce—Senior Vice President, Investments. Mr. Byce has served as our Senior Vice President, Investments since January 2014. Mr. Byce has 16 years of experience in the real estate industry and joined us from Colony American Homes, LLC, where he served as Managing Director from March 2012 to December 2013, responsible for leading asset acquisitions for five regions in Colony Capital's single-family rental REIT. In addition to managing underwriting, acquisitions and disposition activities for Colony, he was responsible for pioneering a Build-to-Rent strategy, resulting in a substantial acquisition pipeline of new properties. Mr. Byce also served as a Portfolio Manager for Colony AMC Opco, LLC from January 2009 to December 2013, where he was responsible for managing more than $1 billion in distressed commercial debt and REO assets. Prior to joining Colony, Mr. Byce founded and managed Redcoat Inc., a commercial and residential property development company from November 2001 to January 2009, and also served as a Vice President in the Atlanta Real Estate Division of Regions Bank from January 1998 to November 2001. Mr. Byce received a BBA in International Business Finance from the University of Georgia.
Patricia B. Dietz—General Counsel, Chief Compliance Officer and Secretary. Ms. Dietz has served as our General Counsel, Chief Compliance Officer and Secretary since July 2014. Ms. Dietz has 16 years of broad legal experience, with significant involvement in real estate, debt and equity financing, corporate governance, and commercial and regulatory matters. Ms. Dietz joined us from GE Capital Franchise Finance Corporation where she served in senior legal and compliance roles from June 2008 through June 2014. While there, she served as lead in-house counsel for over $500 million in hotel lending transactions and asset management of $2 billion sale-leaseback restaurant portfolio. In addition, she supervised corporate governance and licensing matters for dozens of entities. Prior to joining GE Capital Franchise Finance Corporation, Ms. Dietz served as Vice President, Legal Services at Fidelity National Information Services Inc. (NYSE: FIS) and Director, Legal Services, of one of its acquired companies, eFunds Corporation (formerly NYSE: EFD), from June 2005 to May 2008. She also practiced at the law firms of Quarles & Brady LLP and Squire Sanders LLP (now part of Squire Patton Boggs). Ms. Dietz received a JD, with distinction, and a BA from the University of Iowa.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers and the principal factors relevant to an analysis of these policies and decisions. Our "named executive officers" and their positions are:

•	Stephen G. Schmitz, our Chief Executive Officer and Chairman of our Board of Directors;

•	Laurie A. Hawkes, our President, Chief Operating Officer and Director;

•	Shant Koumriqian, our Chief Financial Officer and Treasurer;

•	Lani B Porter, our Senior Vice President, Operations; and

•	Christopher J. Byce, our Senior Vice President, Investments.

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.
Executive Summary: 2014 Performance Highlights
We have continued to experience robust growth, extraordinary operational evolution and strong performance, including the following key accomplishments:

•
Portfolio Growth and Capital Deployment. We increased our portfolio by 46% in 2014, deploying over $500 million of capital to acquire and restore more than 2,800 homes. Our portfolio expanded to 8,893 homes for a total investment of $1.3 billion in thirteen states.

•
Resident Retention. While our portfolio increased by almost 50%, we also achieved a resident retention rate of 72%, and an average increase in rent renewals of 4.2% in the fourth quarter 2014. At year-end our stabilized occupancy was 92%, with overall portfolio occupancy of 81%.

•	Financial Growth. We more than doubled our revenue to $87 million and increased our Core FFO attributable to common stockholders to over $12 million - a 143% increase from last year.

•
Core Market Penetration. We continued to execute our strategy of achieving scale in our core markets as a means of realizing greater operating efficiencies. We reached our goal of owning 1,000 homes or more in Phoenix, Dallas, Houston, and Atlanta.

•
Debt Capital Markets Debut. We successfully expanded our financing capability in 2014. We increased our credit facility to $500 million with an accordion feature allowing borrowing capacity of up to $750 million. In August, we entered the public debt markets, executing a $342 million securitization transaction at a cost of Libor plus 211 basis points and used the proceeds to pay down our credit facility. This securitization transaction provides an additional source of intermediate-term capital at a low cost, which we believe will ultimately generate higher returns for our stockholders.

Changes to Compensation Program (Effective 2015)
Our goal is to ensure we keep the best interests of our stockholders in mind when it comes to our compensation programs. This means we adhere to certain best practices while avoiding certain other less favorable pay practices. In working with the Compensation Committee’s new compensation consultant, FPL Associates ("FPL"), a professional compensation consulting firm, the Compensation Committee took the following actions with regard to compensation awarded in 2015:

•
Increased Performance Component of Long-Term Incentive Program. For 2015, the performance component of the long-term incentive program will be increased from one-half to two-thirds of the target total compensation. Additionally, the Compensation Committee has modified the measurement of performance from an absolute total shareholder return measurement to a relative total shareholder return measurement, compared to the total returns of both the MSCI U.S. REIT Index and an asset-focused, single-family rental peer group.

•
Modified Equity Acceleration Treatment. Equity awards (both time-based and performance-based) made in 2015 provide for a “double trigger” to accelerate vesting rather a single trigger. Moreover, in the event that performance-based awards are actually accelerated by a double trigger, the awards will vest based on actual performance achieved, as opposed to at their maximum level.

•
No Increases in Cash Compensation. The Compensation Committee did not increase any salary levels for our named executive officers and maintained the same target cash bonus opportunities for each named executive officer.

Roles of Our Board of Directors and Chief Executive Officer in Compensation Decisions
The Compensation Committee of our Board of Directors is responsible for overseeing our executive compensation program, and for determining and approving, subject to the oversight of our Board of Directors, the ongoing compensation arrangements for our named executive officers. Our Compensation Committee, Board of Directors and Chief Executive Officer meet periodically to review adjustments, if any, to the compensation, including base salary, annual bonus and long-term equity awards, for our named executive officers. Equity awards are subject to approval by our Board of Directors.
Our Chief Executive Officer is responsible for evaluating the individual performance and contributions of each named executive officer, other than himself and Ms. Hawkes, our President and Chief Operating Officer, and reporting to our Compensation Committee and Board of Directors his recommendations regarding such other named executive officers' compensation, subject to approval by our Compensation Committee of all compensation decisions relating to our named executive officers. Our Chief Executive Officer has not participated in any formal discussion with our Compensation Committee and Board of Directors regarding decisions on his own compensation or the compensation of Ms. Hawkes, and he has recused himself from meetings at which his compensation and Ms. Hawkes' compensation have been discussed.
We do not generally rely on formulaic guidelines or react to short-term changes in business performance for determining the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual named executive officers within the context of our desire to attain financial and operational goals. Subjective factors considered in compensation determinations include a named executive officer's responsibilities, leadership abilities, skills, contributions as a member of the executive management team, contributions to our overall performance and whether the total compensation potential and structure is sufficient to ensure the retention of a named executive officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants
In 2014, our Compensation Committee retained FTI Consulting Inc. ("FTI"), a professional compensation consulting firm, to provide advice regarding the executive compensation program for our senior executive management team. In 2015, our Compensation Committee retained FPL to provide advice regarding the executive compensation program for our senior executive management team. Under the engagement agreements between the Compensation Committee and each of FTI and FPL, FTI and FPL have provided, and may in the future provide, analysis and recommendations regarding base salaries, annual bonuses and long-term incentive compensation for our executive management team. Neither FTI nor FPL has performed, and neither currently provides, any other services to management or our company. The Compensation Committee has determined that each of FTI and FPL meets the criteria for an independent consultant in accordance with SEC guidelines for such services.
Executive Compensation Philosophy and Objectives
The market for experienced management is highly competitive in our industry. Our goal is to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after by similarly sized REITs and other real estate companies. Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, key and core to our success is our ability to attract and retain the most highly qualified executives to manage each of our business functions.

We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining, financial, operational, individual and other goals that are consistent with increasing stockholder value. We also believe that our executive compensation program should include a long-term incentive component that aligns executives' interests with our stockholders' interests. The objective of our long-term incentive awards, including equity-based compensation, will be to encourage executives to focus on our long-term growth and incentivize executives to manage our company from the perspective of stockholders with a meaningful stake in our success.
We view the components of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our named executive officers to ensure that our overall compensation objectives are met. We have considered, but not relied upon exclusively, the following factors in determining the appropriate level for each compensation component: our understanding of the competitive market based on the collective experience of members of our Compensation Committee and our Board of Directors and their review of compensation surveys; our recruiting and retention goals; our view of internal equity and consistency; the length of service of our executive officers; our overall performance; the recommendations of the compensation consultants retained by the Compensation Committee; and other considerations our Compensation Committee and our Board of Directors and/or Chief Executive Officer determines are relevant.
Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation program is designed to be flexible and complementary and to serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that, collectively, they are effective in achieving our overall objectives.
In February 2014, FTI prepared a report (the "2014 FTI Report") for the Compensation Committee to use when establishing 2014 compensation levels for our executive officers. The members of the peer group in the report were:

Agree Realty Corporation
Associated Estates Realty Corporation
BRE Properties, Inc.
Campus Crest Realty Trust Inc.
Cedar Realty Trust Inc.
Education Realty Trust, Inc.
Excel Trust, Inc.
Getty Realty Corporation

Hudson Pacific Properties, Inc.
Inland Real Estate Corporation
Mid-America Apartment Communities, Inc.
Post Properties, Inc.
Ramco-Gershenson Property Trust
Retail Opportunity Investments Corp.
Sun Communities, Inc.
Urstadt Biddle Properties, Inc.

In February 2015, FPL prepared a report (the "2015 FPL Report") for the Compensation Committee to use when establishing 2015 compensation levels for our executive officers. The 2015 FPL Report assessed the competitiveness of the Company's compensation levels of our executive officers, including our named executive officers. FPL compared the 2014 compensation of our named executive officers to the same officer levels of a peer group of 12 publicly traded REITs that FPL determined were comparable to our company. The peer group companies were selected based on their comparability to us based on several factors, including size, asset focus and stage of growth (e.g., companies that recently became publicly traded). FPL recognized that there are few companies who operate directly in our space, and in some cases, relied on companies with property management intensive operations and short-term leases outside of the single family rental space, as an alternative. The members of the peer group in the report are:

Associated Estates Realty Corporation Cedar Realty Trust Inc. CoreSite Realty Corporation Education Realty Trust, Inc. Excel Trust, Inc. First Potomac Realty Trust	Hudson Pacific Properties, Inc. Physicians Realty Trust Post Properties, Inc. Ramco-Gershenson Property Trust Summit Hotel Property Trust Terreno Realty Corporation
The 2014 FTI Report and the 2015 FPL Report each contained recommendations to the Compensation Committee and included the following compensation components of the executive officers of the peer group companies: (i) base salary, (ii) bonus / non-equity incentive plan compensation, (iii) total salary and bonus, (iv) long-term incentive compensation and (v) total compensation.

Elements of Executive Compensation
The basic elements of our executive compensation program are summarized in the following table. A more detailed discussion of each element follows the table.

Element	Characteristics	Purpose
Base Salary	Fixed element of compensation. All employees are eligible for annual base salary increases.	Provides market competitiveness of pay package commensurate with each position's role and responsibilities.
Annual Incentive Plan Awards	Performance-based cash incentive. Amount earned depends on corporate and individual goals established by the Compensation Committee.	Rewards achievement of levels of financial and individual performance, over the short term. Potential for lesser or greater amounts motivates participants to achieve superior performance.
Long-Term Incentive Plan Awards
A combination of time- and performance-based incentives. Amounts earned/realized depend upon the performance of our Company’s stock and dividends paid (collectively total shareholder return or TSR) as well as how such performance compares against a peer group of other single family rental REITs and the broader REIT market.

Recognizes and rewards for our TSR performance relative to our closest peers as well as the broader sector. Provides a retention mechanism so that we can retain our top talent. Directly aligns our management team with shareholders.

Base Salary
We provide our executive officers, including our named executive officers, with a base salary to compensate them for service rendered to our company during the year. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Generally, initial base salary amounts were established based on consideration of, among other factors, the scope of the named executive officer's responsibilities, period of service and the general knowledge of our Compensation Committee and our Board of Directors or our Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our named executive officers will be reviewed periodically by our Compensation Committee and our Board of Directors or our Chief Executive Officer and merit salary increases will be made as deemed appropriate based on such factors as the scope of an executive officer's responsibilities, individual contribution, prior experience and sustained performance. The table below shows the base salary of each of our named executive officers for the year ended December 31, 2014:

Named Executive Officer	Title	Base Salary
Stephen G. Schmitz	Chairman and Chief Executive Officer	$500,000
Laurie A. Hawkes	President and Chief Operating Officer	$500,000
Shant Koumriqian	Chief Financial Officer and Treasurer	$350,000
Lani B Porter	Senior Vice President, Operations	$275,000
Christopher J. Byce	Senior Vice President, Investments	$250,000
Annual Performance-Based Compensation
We use cash bonuses to motivate our named executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. Our Compensation Committee makes all final determinations regarding annual bonuses for each of our named executive officers based on the recommendations of our Chief Executive Officer (other than for our Chief Executive Officer and President and Chief Operating Officer), the performance of our named executive officers relative to any individual and corporate performance goals established by the Compensation Committee (with the assistance of any independent compensation consultant it may engage), market factors and such other factors as the Compensation Committee (with the assistance of any compensation consultant it may engage), deem appropriate.
In March 2014, taking into consideration the findings of the 2014 FTI Report, the Compensation Committee established target percentages of 2014 base salary for annual cash performance bonuses for our named executive officers. In March 2015, in recognition of the executives' performance in 2014 and taking into consideration the findings of the 2015 FPL Report, the Compensation Committee awarded discretionary annual cash bonuses. The following table sets forth the percentages of each executive's base salary and the dollar amounts and actual percentages of base salary of the discretionary cash bonuses described above.

	Cash Bonus for 2014 Performance
Name	% of Base Salary-Target	% of Base Salary-Actual	$ Amount
Stephen G. Schmitz	100.0%	90.0%	$450,000
Laurie A. Hawkes	100.0%	90.0%	$450,000
Shant Koumriqian	75.0%	75.0%	$262,500
Lani B Porter	60.0%	60.0%	$165,000
Christopher J. Byce	60.0%	60.0%	$150,000
Long-Term Equity-Based Awards
The goals of our long-term equity-based awards are to reward and encourage long-term corporate performance based on the total return to our stockholders and, thereby, to align the interests of our executive officers, including our named executive officers, with those of our stockholders. The size and form of the initial equity awards for our named executive officers typically have been established through arm's-length negotiation at the time the individual was hired or at the time at which we entered into an employment agreement or change of control and severance agreement with the named executive officer. In making these awards, we considered, among other things, the prospective role and responsibility of the individual, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, our Board's collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at the time the executive officer was hired, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
2015 Long-Term Equity Incentive Awards for 2014 Service and Results
In April 2015, based on the information included in the 2015 FPL Report and FPL's recommendation, in recognition of the service and performance of our named executive officers in 2014, the Compensation Committee, in its discretion, granted LTIP Units, a portion of which are subject to time-based vesting criteria and a portion of which are subject to performance-based vesting criteria, to the individuals and in the amounts shown in the following table. These awards are similar to the LTIP Units granted to our named executive officers in 2014 for their 2013 service, except that (i) one-third of these LTIP Units are subject to time-based vesting criteria and two-thirds of these LTIP Units are subject to performance-based vesting criteria, whereas the prior year's long-term incentive equity awards were split equally between time-based and performance-based vesting criteria; and (ii) the performance-based vesting criteria for this year's awards have been modified as described below so that, in the view of the Compensation Committee and FPL, the performance criteria are more realistic and create better incentives for the recipients than the performance criteria relating to the prior year's performance-based grants while further aligning the interests of management with the interests of our stockholders.

Name and Title	Number of Time-Based LTIP Units	Number of Performance-Based LTIP Units
Stephen G. Schmitz Chief Executive Officer and Chairman of the Board	13,744	27,488
Laurie A. Hawkes President and Chief Operating Officer	13,744	27,488
Shant Koumriqian Chief Financial Officer and Treasurer	5,498	10,996
Lani B Porter Senior Vice President, Operations	5,498	10,996
Christopher J. Byce Senior Vice President, Investments	4,810	9,621
Vesting of the time-based LTIP Units will occur ratably on January 1, 2016, January 1, 2017 and January 1, 2018, subject to continued employment through the vesting period.

As described further below, and subject to continued employment through the vesting period, (i) vesting of up to 50% of the performance-based LTIP Units will be determined based on an annual comparison of the Company’s total stockholder return ("TSR"), which is equal to the sum of the appreciation/depreciation of the price per share of our common stock plus dividends paid on a share of our common stock during the applicable period, to the total return of the MSCI U.S. Equity REIT Index (the "MSCI Index") over the three-year period ending December 31, 2017; and (ii) vesting of up to the remaining 50% of the performance-based LTIP Units will be determined based on an annual comparison of our TSR to the average TSR (the "SFR Peer TSR") of American Homes 4 Rent, Starwood Waypoint Residential Trust and Silver Bay Realty Trust Corp. (which are three other public REITs whose primary business is to acquire, own and operate single-family residential properties). Any of the performance-based LTIP Units that do not become vested as of December 31, 2017 will be forfeited.
MSCI Index. Based on the Company’s performance as measured against the MSCI Index metric, up to 50% of the performance-based LTIP Units may vest as of the end of the applicable measurement period during the three-year period ending December 31, 2017 as follows:
(i)        for the year ending December 31, 2015, up to 16.67% of the performance-based LTIP Units will vest to the extent the Company’s TSR for that calendar year equals at least 80% of the total return of the MSCI Index for the same period.
(ii)    for the year ending December 31, 2016, up to 16.67% of the performance-based LTIP Units will vest to the extent the Company’s TSR for that calendar year equals at least 80% of the total return of the MSCI Index for the same period.
(iii)    for the year ending December 31, 2017, up to 16.66% of the performance-based LTIP Units will vest to the extent the Company's TSR for that calendar year equals at least 80% of the total return of the MSCI Index for the same period; and
(iv)    for the three years ending December 31, 2017, up to 50% of the performance-based LTIP Units will vest if the Company’s TSR for that period equals at least 80% of the total return of the MSCI Index for the same period.
SFR Peer TSR. Based on the Company’s performance as measured against the SFR Peer TSR metric, up to 50% of the LTIP Units may vest as of the end of the applicable measurement period as follows:
(i)        for the year ending December 31, 2015, up to 16.67% of the performance-based LTIP Units will vest to the extent the Company’s TSR equals at least 90% of the SFR Peer TSR for the same period.
(ii)    for the year ending December 31, 2016, up to 16.67% of the performance-based LTIP Units will vest to the extent the Company’s TSR equals at least 90% of the SFR Peer TSR for the same period.
(iii)    for the year ending December 31, 2017, up to 16.66% of the performance-based LTIP Units will vest to the extent the Company's TSR equals at least 90 % of the SFR Peer TSR for the same period; and
(iv)    for the three years ending December 31, 2017, up to 50.00% of the performance-based LTIP Units will vest to the extent the Company’s TSR equals at least 90% of the SFR Peer TSR for the same period.
On each determination date, the Compensation Committee will determine and certify for the applicable measurement period the Company’s TSR, the total return of the MSCI Index, the SFR Peer TSR and the two corresponding performance factors (as described below). The maximum number of LTIP Units that are eligible to vest for that period under each performance metric will be multiplied by the applicable performance factor as so determined by the Compensation Committee to determine the number of LTIP Units that actually vest.
The performance factors for each applicable measurement period will be determined based on the relative performance of the Company's TSR compared to the total return of the MSCI Index and to the SFR Peer TSR as shown in the following two matrixes.

Performance Matrixes for Company’s TSR Relative to Total Return of MSCI Index and Relative to SFR Peer TSR
for the Applicable Measurement Period

Company’s TSR Relative to Total Return of MSCI Index(1)	Performance Factor(2)	Company’s TSR Relative to SFR Peer TSR(3)	Performance Factor(4)
100% (or more) of Total Return of MSCI Index	100%	100% (or more) of SFR Peer TSR	100%
80% of Total Return of MSCI Index	50%	90% of SFR Peer TSR	50%
Less than 80% of Total Return of MSCI Index	0%	Less than 90% of SFR Peer TSR	0%

(1)
Matrix assumes the Company’s TSR is positive. If the Company’s TSR is less than or equal to 0% and the total return of the MSCI Index is positive, then none of the LTIP Units will vest. If both the Company’s TSR and the total return of the MSCI Index are less than or equal to 0%, but the Company’s TSR is less negative than the total return of the MSCI Index, then the performance factor will be 50%.

(2)	If the relative performance of the Company's TSR compared to the total return of the MSCI Index is between 80% and 100%, the performance factor will be determined based on straight-line interpolation.

(3)
Matrix assumes the Company’s TSR is positive. If the Company’s TSR is less than or equal to 0% and the SFR Peer TSR is positive, then none of the LTIP Units will vest. If both the Company’s TSR and the SFR Peer TSR are less than or equal to 0%, but the Company’s TSR is less negative than the SFR Peer TSR, then the performance factor will be 50%.

(4)	If the relative performance of the Company's TSR compared to the SFR Peer TSR is between 80% and 100%, the performance factor will be determined based on straight-line interpolation.
Any LTIP Units outstanding that have not already become vested under the time-based or performance-based vesting criteria described above will automatically become fully vested on the date or time, as the case may be, and in the amount specified below if the grantee remains in our continuous employ from the grant date until such date or time:

•
on the date that the grantee's employment with our company ends on account of (i) termination by our company without Cause (as defined in the grantee's employment agreement or severance and change in control agreement, as applicable), (ii) resignation by the grantee for Good Reason (as defined in the grantee's employment agreement or severance and change in control agreement, as applicable), or (iii) in the case of Mr. Schmitz, Ms. Hawkes, Mr. Koumriqian or Ms. Porter, resignation within 90 days after notice of non-renewal is given by our company as provided in the grantee's employment agreement, 100% of such LTIP Units will become fully vested as of the such date;

•
on the date that the grantee's employment ends on account of the grantee's death or disability as provided in the grantee's employment agreement or severance and change in control agreement, as applicable, 100% of such LTIP Units will become fully vested as of the such date; or

•	immediately before the effective time of any Change in Control (as such term is defined in our 2012 Equity Incentive Plan as of such effective time):

◦
up to 50% of any performance-based LTIP Units that are then outstanding and have not already vested will become fully vested as of such time, so long as the Company’s TSR for the period from the grant date through the effective time of the Change in Control, after giving effect to the value of the consideration payable to Company stockholders in such Change in Control, exceeds the total return of the MSCI Index for such measurement period; and

◦
up to 50% of any performance-based LTIP Units that are then outstanding and have not already vested will become fully vested as of such time, so long as the Company’s TSR for the period from the grant date through the effective time of the Change in Control, after giving effect to the value of the consideration payable to Company stockholders in such Change in Control, is greater than the SFR Peer TSR for such measurement period.

Any of the time-based or performance-based LTIP Units that have not vested as described above may not be transferred and will be forfeited on the date the executive's employment terminates or is terminated for any reason, and any of the performance-based LTIP Units that have not vested as described above will be forfeited as of the effective time of any Change in Control.
In 2013, we granted performance-based awards to our executives, which would only be earned if pre-defined absolute and relative TSR hurdles were achieved. We also granted performance-based awards in 2014 based on future total stockholder return goals. True to our pay-for-performance philosophy and based on our stock price performance thus far, none of the performance awards have been earned at the current time as shown in the table below, however, they may still vest in the future if the performance criteria are met.

May 2013 Performance Awards

Performance Period		Performance Achievement
Start Date	End Date	Based on Absolute TSR	Based on Relative TSR vs. SNL US REIT Equity Index
May 2013	May 2014	At the conclusion of the period it was determined that the performance requirement was not achieved resulting in no award earned.	At the conclusion of the period it was determined that the performance requirement was not achieved resulting in no award earned.
May 2013	May 2015	Results will be determined in May 2015. Through April 16, 2015, performance was tracking below the performance requirement.	Results will be determined in May 2015. Through April 16, 2015, performance was tracking below the performance requirement.
May 2013	May 2016	Results will be determined in May 2016.	Results will be determined in May 2016.
May 2013	May 2017	Results will be determined in May 2017.	Results will be determined in May 2017.
May 2013	May 2018	Results will be determined in May 2018.	Results will be determined in May 2018.

March 2014 Performance Awards

Performance Period		Performance Achievement Based on Absolute TSR
Start Date	End Date
January 2014	December 2014	At the conclusion of the period it was determined that the performance requirement was not achieved resulting in no award earned.
January 2014	December 2015	Results will be determined in May 2015. Through April 16, 2015, performance was tracking below the performance requirement.
January 2014	December 2016	Results will be determined in December 2016.
Elements of 2015 Executive Compensation Program
The 2015 executive compensation program was formed based on various factors, including, among others, corporate and individual performance goals. In March 2015, taking into consideration, among other things, the recommendations from the 2015 FPL Report, the Compensation Committee elected to maintain the salaries for all of our named executive officers at the same levels established for 2014. For 2015, the Compensation Committee has established target percentages of the 2015 base salary for annual cash performance bonuses for our named executive officers as follows: 100% for each of Mr. Schmitz and Ms. Hawkes; 75% for Mr. Koumriqian and 60% for each of Mr. Byce and Ms. Porter.
Retirement Savings
We have established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We may match contributions made by participants in the plan up to a specified percentage of the employee contributions, and these matching contributions will vest on a graduated schedule based on years of service. We believe that providing a vehicle for tax deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employment Agreements; Severance and Change in Control Agreements
In order to specify our expectations with regard to our executive officers' duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our Board has approved and we have entered into employment agreements with each of our executive officers, other than Mr. Byce. We entered into a severance and change in control agreement with Mr. Byce which is substantially similar to the employment agreements we entered into with our other named executive officers. These agreements are described in more detail under "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2014 Table" below.
Risk Considerations in our Executive Compensation Program
The Compensation Committee has assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, the Compensation Committee reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. The Compensation Committee's risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, the Compensation Committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Board.
Stock Ownership Guidelines for Executive Officers
We encourage each of our executive officers, including our named executive officers, to own equity in our company, and we include equity-based compensation as a meaningful component of our executive compensation program. However, we have not adopted formal stock ownership guidelines for our executive officers. For more information, please see "Corporate Governance Matters—Stock Ownership Guidelines."

2014 Summary Compensation Table
The following table summarizes information regarding the compensation awarded to, earned by or paid to our named executive officers for all services rendered to the Company during the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)		Stock Awards (2) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Stephen G. Schmitz	2014	500,000	450,000	(3)	365,685	(4)	—	25,830	(5)	1,341,515
Chief Executive Officer and Chairman	2013	500,000	1,000,000	(6)(7)	797,232	(4)	—	25,830	(5)	2,323,062
	2012	312,500	320,548		3,824,337	(4)	—	1,442	(8)	4,458,827

Laurie A. Hawkes	2014	500,000	450,000	(3)	365,385	(4)	—	3,194	(5)	1,318,579
President and Chief Operating Officer	2013	500,000	1,000,000	(6)(7)	797,232	(4)	—	3,194	(5)	2,300,426
	2012	312,500	320,548		3,824,337	(4)	—	1,442	(8)	4,458,827

Shant Koumriqian	2014	350,000	262,500	(3)	146,279	(9)	—	1,365	(5)	760,144
Chief Financial Officer and Treasurer	2013	325,000	250,000	(7)	1,178,657	(9)	—	30,440	(10)	1,784,097
	2012	67,708	51,421		85,000	(9)	—	369	(11)	204,498

Lani B Porter	2014	275,000	165,000	(3)	146,279	(14)	—	—		586,279
Senior Vice President, Operations	2013	225,000	175,000	(7)	146,157	(14)	—	—		546,157
	2012	75,000	65,000		195,500	(14)	—	647	(15)	336,147

Christopher J. Byce	2014	247,115	200,000	(3)(13)	131,569	(12)		23,613	(13)	602,297
Senior Vice President, Investments

(1)
Amounts shown for 2012 are prorated to reflect partial-year service beginning on May 11, 2012 in the case of Mr. Schmitz and Ms. Hawkes, October 15, 2012 in the case of Mr. Koumriqian and July 2, 2012 in the case of Ms. Porter. Amount shown for 2014 for Mr. Byce reflects partial-year service beginning on January 6, 2014.

(2)
Each amount in this column is the grant date fair value of time-based and performance-based LTIP units or restricted stock awarded to the executive. For information regarding the assumptions made in the valuation of LTIP unit awards, see Note 7 to our consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 (our "2014 Annual Report"). The table in this footnote below shows the dollar value of performance-based equity awards for each named executive officer assuming that on the grant date of the awards the highest level of performance was probable, the maximum value of the awards would be earned and the value per share of common stock was the per-share closing price on the NYSE on the date of grant. The values of the performance-based equity awards are dependent on the Company's performance over a three-year period or a five-year period, as applicable, and there is no assurance that the maximum value of the awards will be earned. The stock awards granted in 2014 (for service and performance in 2013) and in 2013 (for service and performance in 2012 or upon completion of our initial public offering in 2012) include LTIPs with both time-based vesting criteria and performance-based vesting criteria. To date, none of the performance-based vesting criteria for the performance-based LTIP units have been met; therefore, none of the performance-based LTIP units have vested.

	Maximum Value of Performance-Based Equity Awards Assuming Highest Performance Level
	Stephen G. Schmitz	Laurie A. Hawkes	Shant Koumriqian	Lani B Porter	Christopher J. Byce
2014	$492,571	$492,571	$90,303	$90,303	$—
2015	$582,164	$582,164	$126,141	$126,141	$—
2016	$582,164	$582,164	$126,141	$126,141	$—
2017	$582,164	$582,164	$126,141	$126,141	$—
2018	$492,571	$492,571	$90,303	$90,303	$—

(3)	Amount includes discretionary cash bonus paid in 2015 for 2014 performance.

(4)
For 2014, reflects the grant of 13,977 performance-based LTIP units and 13,977 time-based LTIP units, both of which were attributable to 2013 service, that vested or will vest, as the case may be, ratably on January 1, 2015, January 1, 2016 and January 1, 2017. For 2013, reflects the grant of 142,857 performance-based LTIP units. To date, none of the vesting criteria for the performance-based LTIP units granted in 2014 or 2013 have been met; therefore, none of the performance-based LTIP units have vested. For 2012, reflects the grant of 224,961 LTIP units, of which 5,245 vested upon grant, 131,230 vested on May 9, 2013 upon completion of our initial public offering and 88,486 that vested or will vest, as the case may be, ratably on May 11, 2013, May 11, 2014 and May 11, 2015.

(5)	Amounts represent life insurance premiums.

(6)
Amount includes an aggregate of $500,000 awarded pursuant to the executives employment agreement: $250,000 in March 2013 upon filing with the SEC of a resale registration statement relating to the registration of shares sold in our initial private offering and $250,000 in May 2013 upon completion of our initial public offering.

(7)	Amount includes discretionary cash bonus paid in 2014 for 2013 performance.

(8)	The Other Compensation amount includes $1,306 in 2012 in health insurance premiums and $136 in dental, life and long-term disability insurance premiums.

(9)
For 2014, reflects the grant of 5,591 performance-based LTIP units and the grant of 5,591 time-based LTIP units, both of which were attributable to 2013 service, that vested or will vest, as the case may be, ratably on January 1, 2015, January 1, 2016 and January 1, 2017. For 2013, reflects the grant of 26,190 performance-based LTIP units, 30,952 shares of restricted stock that vest ratably on May 30, 2014, May 30, 2015 and May 30, 2016 and 21,429 LTIP units that vest ratably on May 30, 2014, May 30, 2015 and May 30, 2016. To date, none of the vesting criteria for the performance-based units granted in 2014 or 2013 have been met: therefore, none of the performance-based LTIP units have vested. For 2012, reflects the grant of 5,000 LTIP units that vested or vest, as the case may be, ratably on November 7, 2013, November 7, 2014 and November 7, 2015.

(10)
Amount includes $23,430 for reimbursement of commuting and moving expenses from October 15, 2012 to August 31, 2013 in accordance with Mr. Koumriqian's employment agreement and $7,010 in life insurance premiums.

(11)	The Other Compensation amount includes $233 in 2012 in health insurance premiums and $136 in 2012 in dental, life and long-term disability insurance premiums.

(12)	Reflects the grant of 8,994 LTIP units that vested or will vest, as the case may be, ratably on January 6, 2015, January 6, 2016 and January 6, 2017.

(13)
The Bonus amount includes a $50,000 signing bonus. The Other Compensation amount includes $19,613 for reimbursement of moving expenses and $4,000 in legal fees in accordance with Mr. Byce's severance and change in control agreement.

(14)
For 2014, reflects the grant of 5,591 performance-based LTIP units and the grant of 5,591 time-based LTIP units, both of which were attributable to 2013 service, that vested or will vest, as the case may be, ratably on January 1, 2015, January 1, 2016 and January 1, 2017. For 2013, reflects the grant of 26,190 performance-based LTIP units. To date, none of the vesting criteria for the performance-based LTIP units granted in 2014 or 2013 have been met; therefore, none of the performance-based LTIP units have vested. For 2012, reflects the grant of 11,500 LTIP units that vested or will vest, as the case may be, ratably on November 7, 2013, November 7, 2014 and November 7, 2015.

(15)	The Other Compensation amount includes $519 in 2012 in health insurance premiums and $128 in 2012 in dental, life and long-term disability insurance premiums.

Potential Payments Upon Termination or Change in Control
The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive under various circumstances pursuant to the terms of the 2012 Equity Incentive Plan, the agreements governing awards made under the 2012 Equity Incentive Plan and their employment or severance and change in control agreements. The table assumes that the termination of the named executive officer or the change in control scenario, as applicable, occurred on December 31, 2014.

Name and Termination /Change in Control Scenario	Cash Payment (1)	Acceleration of Vesting of Long-Term Equity Incentive Awards (2)	Excise Tax Gross-up Payment (3)	Total
Stephen G. Schmitz
Chairman and Chief Executive Officer
For Cause or Without Good Reason	$—	$—	$—	$—
Upon Death or Disability	$—	$3,519,376	$—	$3,519,376
For Good Reason or Without Cause	$2,950,000	$3,519,376	$—	$6,469,376
Non-Renewal	$1,966,667	$3,519,376	$—	$5,486,043
Upon a Change in Control	$—	$3,519,376	$—	$3,519,376
Laurie A. Hawkes
President and Chief Operating Officer
For Cause or Without Good Reason	$—	$—	$—	$—
Upon Death or Disability	$—	$3,519,376	$—	$3,519,376
For Good Reason or Without Cause	$2,950,000	$3,519,376	$—	$6,469,376
Non-Renewal	$1,966,667	$3,519,376	$—	$5,486,043
Upon a Change in Control	$—	$3,519,376	$—	$3,519,376
Shant Koumriqian
Chief Financial Officer and Treasurer
For Cause or Without Good Reason	$—	$—	$—	$—
Upon Death or Disability	$—	$1,299,460	$—	$1,299,460
For Good Reason or Without Cause	$612,500	$1,299,460	$—	$1,911,960
Non-Renewal	$612,500	$1,299,460	$—	$1,911,960
Upon a Change in Control	$—	$1,299,460	$—	$1,299,460
Lani B Porter
Senior Vice President, Operations
For Cause or Without Good Reason	$—	$—	$—	$—
Upon Death or Disability	$—	$723,972	$—	$723,972
For Good Reason or Without Cause	$440,000	$723,972	$—	$1,163,972
Non-Renewal	$440,000	$723,972	$—	$1,163,972
Upon a Change in Control	$—	$723,972	$—	$723,972
Christopher J. Byce
Senior Vice President, Investments
For Cause or Without Good Reason	$—	$—	$—	$—
Upon Death or Disability	$—	$158,025	$—	$158,025
For Good Reason or Without Cause	$360,000	$158,025	$—	$518,025
Non-Renewal	$—	$—	$—	$—
Upon a Change in Control	$—	$158,025	$—	$158,025

(1)
This column assumes that there was neither accrued but unpaid salary or bonus compensation nor expense reimbursements unpaid as of December 31, 2014. Except for Mr. Byce, named executives entitled to receive a cash severance payment are also entitled to reimbursement for up to 18 months of COBRA coverage (which is not reflected in this column).

(2)
Amounts in this column reflect accelerated vesting of awards of LTIP units and restricted stock awards granted pursuant to our 2012 Equity Incentive Plan that were outstanding at December 31, 2014. Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit and restricted share of common stock due upon vesting of a performance-based equity award is assumed to be $17.57, which was the closing market price per share of our common stock at the end of the last completed fiscal year, December 31, 2014. For information regarding the assumptions made in the valuation of our equity awards, see note 7 to our consolidated financial statements in the 2014 Annual Report.

(3)
Our named executive officers are not entitled to indemnification for any excise tax liability. Our 2012 Equity Incentive Plan provides that participants will receive either (a) all promised "parachute" payments (with the participant responsible for paying any excise tax) or (b) reduced benefits equal to the maximum amount that can be paid without excise tax liability, whichever provides the greater after-tax benefit to the participant.

2014 Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards including restricted shares of our common stock and LTIP Units made to our named executive officers during the year ended December 31, 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares or Units	Grant Date Fair Vale of Stock Awards ($)
Name	Date of Grant	Threshold	Target	Threshold	Target
Stephen G. Schmitz	June 10, 2014	$—	$500,000			13,977	$224,184	(1)
	June 10, 2014			—	13,977	—	$141,501	(2)

Laurie A. Hawkes	June 10, 2014	$—	$500,000			13,977	$234,184	(1)
	June 10, 2014			—	13,977	—	$141,501	(2)

Shant Koumriqian	June 10, 2014	$—	$262,500			5,591	$89,677	(1)
	June 10, 2014			—	5,591	—	$56,602	(2)

Lani B Porter	June 10, 2014	$—	$165,000			5,591	$89,677	(1)
	June 10, 2014			—	5,591	—	$56,602	(2)

Christopher J. Byce	January 6, 2014	$—	$150,000			8,994	$131,569	(3)

(1)
LTIP units with a per-unit grant date fair value of $16.04, which reflects the inherent uncertainty that the LTIP units will reach parity with units of limited partnership interest in our OP units, an appropriate discount for illiquidity, expectations for future dividends and various other data available to us at the time and other data that we deem relevant. For information regarding the assumptions made in the valuation of LTIP units, see Note 7 "Stock Compensation" of our consolidated financial statements included in our 2014 Annual Report.

(2)
LTIP unit performance-based awards with a per-unit fair value of $10.12, which reflects the inherent uncertainty that the LTIP units will reach parity with units of limited partnership interest in our OP units, an appropriate discount for illiquidity, expectations for future dividends, [the probability of vesting criteria being met] and various other data available to us at the time and other data that we deem relevant. To date, none of the vesting criteria for the performance-based LTIP units have been met. For information regarding the assumptions made in the valuation of LTIP units, see Note 7 "Stock Compensation" of our consolidated financial statements included in our 2014 Annual Report.

(3)
LTIP unit awards with a fair value of $14.63, which reflects the inherent uncertainty that the LTIP units will reach parity with units of limited partnership interest in our OP units, an appropriate discount for illiquidity, expectations for future dividends and various other data available to us at the time and other data that we deem relevant. For information regarding the assumptions made in the valuation of LTIP units, see Note 7 "Stock Compensation" of our consolidated financial statements included in our 2014 Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2014 Table
Employment Agreements
Upon completion of our initial private offering in May 2012, we entered into employment agreements with Mr. Schmitz and Ms. Hawkes. In April 2013, we amended and restated those agreements and entered into employment agreements with Mr. Koumriqian (whose agreement was effective as of October 15, 2012), and Ms. Porter (whose agreement was effective as of January 1, 2013). In April 2015, we further amended each of the employment agreements.
Each of the employment agreements for Mr. Schmitz, Ms. Hawkes, Mr. Koumriqian and Ms. Porter has an initial term expiring December 31, 2015, with an automatic one-year extensions after the expiration of the initial term, unless either party to each agreement provides the other with at least 90 days' prior written notice of non-renewal. Each of these agreements requires the applicable executive officer to dedicate substantially all of his or her business time and efforts to the performance of his or her duties as our executive officers, except that Mr. Schmitz and Ms. Hawkes are permitted to spend a portion of their time and efforts assisting the general partner of Phoenix Fund in the performance of its duties to Phoenix Fund.

These agreements provide for, among other things:

•
initial annual base salary for 2013 of $500,000 for each of Mr. Schmitz and Ms. Hawkes, $325,000 for Mr. Koumriqian, $225,000 for Ms. Porter, subject to future increases from time to time at the discretion of our Board of Directors or the Compensation Committee;

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by the Compensation Committee;

•	participation in our 2012 Equity Incentive Plan and any subsequent equity incentive plans approved by our Board of Directors and stockholders; and

•
participation in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, relocation programs and similar benefits that may be available to our other senior executive officers.

Under the terms of their respective employment agreements, our executive officers are entitled to receive long-term disability coverage equal to 100% of the executive officer's annual base salary and group life insurance coverage with a face amount equal to $1,000,000. We pay the premiums on all primary or supplemental disability and supplemental life insurance policies provided for the benefit of our executive officers and their designated beneficiaries, and the value of these premiums is treated as taxable income to the executive officer.
If we terminate the executive officer's employment for "cause" or the executive officer resigns without "good reason," each as defined in the employment agreement, the executive officer will be entitled to receive his or her annual base salary and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination.
If we terminate the executive officer's employment without cause, the executive officer resigns for good reason or if we elect not to renew the employment agreement and the executive resigns within 90 days after receipt of the non-renewal notice, the executive officer will be entitled to the severance benefits described below. The severance benefits include the following:

•
In each case, the executive officer will be entitled to receive his or her annual base salary and other benefits that have been earned and accrued prior to the date of termination, reimbursement of expenses incurred prior to the date of termination and any cash or equity bonus compensation that has been earned and accrued prior to the date of termination.

•
In the event we terminate the executive officer's employment without cause or if the executive officer resigns for good reason, the executive officer will be entitled to receive a cash payment (payable in equal monthly installments over up to one year) in an amount equal to the sum of (1) the executive officer's then-current annual base salary, plus (2) the greater of the annual cash bonus compensation most recently earned (whether or not paid) and the average annual cash bonus compensation actually paid for the last three full fiscal years, which sum will be multiplied by three for each of Mr. Schmitz and Ms. Hawkes and by one for each of Mr. Koumriqian and Ms. Porter. In the event we elect not to renew an executive officer's employment agreement and the executive officer elects to resign within 90 days after receipt of the notice of non-renewal, the foregoing sum will be multiplied by two for each of Mr. Schmitz and Ms. Hawkes and one for each of Mr. Koumriqian and Ms. Porter.

•
We will reimburse the COBRA premium under our major medical health and dental plan for up to 18 months after termination as provided in the employment agreements, and, in each case, the executive officer and his or her dependents will be entitled to receive continuing coverage under health, dental, disability and life insurance benefit plans at the same cost as payable by our other executives for a period of 18 months after the executive officer's termination. We will have no obligation to provide these continuing benefits if the executive officer becomes entitled to receive them from another employer.

•
In each case, all equity awards granted to the executive officer under our 2012 Equity Incentive Plan or any subsequent equity incentive plan approved by our Board of Directors will immediately vest, any forfeiture restrictions will immediately lapse and any target bonus performance criteria for the year in which such termination occurs will be treated as satisfied and, in the case of any options, will become vested and exercisable or, at the discretion of our Board of Directors, may be cashed out or cancelled.

Each employment agreement provides that the executive officer or his or her estate is entitled to certain benefits in the event of his or her death or disability. Specifically, each executive officer, or in the event of the executive officer's death, his or her beneficiaries, will be entitled to receive:

•	the executive officer's annual salary and other benefits that are earned and accrued under the employment agreement and the applicable benefit plans prior to the date of termination;

•	any cash or equity bonus compensation that has been earned and accrued prior to the date of termination;

•
immediate vesting of any unvested equity incentive awards, with any applicable performance criteria for the year in which such death or disability occurs being treated as satisfied, and any options will become vested and exercisable or, at the discretion of our Board of Directors, be cashed out or cancelled;

•	reimbursement for and/or continuing coverage under our benefit plans for a period of 18 months after the executive officer's termination; and

•	reimbursement for expenses incurred prior to the date of termination.
Each employment agreement provides that, if a "change in control" (as defined in our 2012 Equity Incentive Plan) occurs, all equity awards granted to the executive officer under our 2012 Equity Incentive Plan on or before December 31, 2014 will immediately vest (and the performance criteria will be treated as satisfied) and, if applicable, become exercisable. For equity awards granted after December 31, 2014 to the executive under our 2012 Equity Incentive Plan or any future equity incentive plan, unless otherwise approved by the Compensation Committee, unvested equity awards will not automatically vest upon a change in control. The time-based LTIP units granted to each executive in April 2015 will not automatically vest upon a change in control, and the performance-based LTIP units granted to each executive in April 2015 will only vest upon a change in control to the extent the performance vesting criteria for the period from the grant date through the effective time of the change in control, after giving effect to the change in control, have been met.
Each employment agreement also contains standard confidentiality provisions, which apply indefinitely and non-competition and non-solicitation provisions which apply during the term of the agreement and for a period of:

•	one year following a termination of employment by the Company without cause or resignation by the executive with good reason, and

•
180 days following a termination of employment by the Company for cause or resignation by the executive for any reason other than disability or without good reason; provided, however, that the Company will have the option to extend the period for up to an additional 180 days if the Company pays the executive his or her annual salary and a prorated portion of his or her annual bonus at the then applicable target level during such extended period.

Executive Severance and Change in Control Agreement with Christopher J. Byce
In December 2013 with effective date of January 6, 2014, we entered into an executive severance and change in control agreement with Mr. Byce, which agreement was amended and restated in its entirety in January 2015 and further amended in April 2015. The terms of the executive severance and change in control agreement, as amended and restated, (the "Severance Agreement") apply during the term of Mr. Byce's employment with the Company. Under the terms of the agreement, Mr. Byce is entitled to receive:

•
an initial annual salary of $250,000 per year, which may be increased from time to time in subsequent years by an amount and on such conditions as may be approved by the Board or the Compensation Committee of the Board;

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by the Compensation Committee;

•	participation in our 2012 Equity Incentive Plan and any subsequent equity incentive plans approved by our Board of Directors and stockholders; and

•
participation in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, relocation programs and similar benefits that may be available to our other senior executive officers.

In the event that Mr. Byce's employment is terminated without cause or he resigns with good reason, he will be entitled to receive severance benefits equal to:

•
his annual salary and annual bonus earned and accrued prior to the date of termination, and all other benefits that are earned and accrued under the agreement and under applicable Company benefit plans prior to the date of termination, and reimbursement of expenses incurred by Mr. Byce prior to the date of such termination for expenses that are reimbursable expenses under the terms of the agreement;

•
subject to his signing and the effectiveness of a general release of claims in favor of the Company, a cash payment equal to one  times the sum of (A) Mr. Byce's annual salary as in effect on the effective date of termination, plus (B) the average annual bonus actually paid for the two fiscal years preceding the date of termination, payable in 12 equal monthly installments. If the date of termination occurs before annual bonuses have been paid for two fiscal years, then the average annual bonus will equal the most recently paid annual bonus unless the date of termination occurs before any annual bonus has been paid, in which case the average annual bonus will be based on the initial target level referenced in his Severance Agreement; and

•	accelerated vesting of any unvested equity awards.
In the event that Mr. Byce's employment is terminated for cause, Mr. Byce will only be entitled to receive his earned and accrued annual salary and annual bonus prior to the date of termination and reimbursable expenses incurred prior to the date of termination.
In the event of a "change in control" (as defined in our 2012 Equity Incentive Plan), any unvested equity awards granted on or before December 31, 2014 will vest immediately prior to the change in control event. For equity awards granted after December 31, 2014 to Mr. Byce under our 2012 Equity Incentive Plan or any future equity incentive plan, unless otherwise approved by the Compensation Committee, unvested equity awards will not automatically vest upon a change in control. The time-based LTIP units granted to Mr. Byce in April 2015 will not automatically vest upon a change in control, and the performance-based LTIP units granted to Mr. Byce in April 2015 will only vest upon a change in control to the extent the performance vesting criteria for the period from the grant date through the effective time of the change in control, after giving effect to the change in control, have been met.
Following his termination, Mr. Byce will be subject to certain non-competition and non-solicitation restrictions for a period of:

•	one year following a termination of his employment by the Company without cause or resignation by him with good reason, and

•
180 days following a termination of his employment by the Company for cause or resignation by him for any reason other than disability or without good reason; provided, however, that the Company will have the option to extend the period for up to an additional 180 days if the Company pays Mr. Byce his annual salary and a prorated portion of his annual bonus at the then applicable target level during such extended period.

Annual Cash Performance Bonuses for Named Executive Officers
For 2014, the Compensation Committee established target percentages of the 2014 base salary for annual cash performance bonuses for our named executive officers as follows: 100% for each of Mr. Schmitz and Ms. Hawkes, 75% for Mr. Koumriqian and 60% for Ms. Porter and Mr. Byce. In recognition of these executives' performance in 2014, in March 2015 the Compensation Committee awarded discretionary annual cash bonus payments for 2014 of $450,000, $450,000, $262,500, $150,000 and $165,000, to Mr. Schmitz, Ms. Hawkes, Mr. Koumriqian, Mr. Byce and Ms. Porter, respectively, which amounts were equivalent to 90%, 90%, 75%, 60% and 60% of those individuals' respective 2014 annual base salaries.

Outstanding Plan-Based Awards at Fiscal Year-End
The following table sets forth information regarding outstanding plan-based awards held by the named executive officers as of December 31, 2014.

Name	Date of Grant	Number of Shares of Stock or Units That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Stephen G. Schmitz
	May 11, 2012	29,495	(2)	518,227
	November 2, 2013				142,857	(4)	2,509,997
	June 10, 2014	13,977	(3)	245,576	13,977	(5)	245,576

Laurie A. Hawkes
	May 11, 2012	29,495	(2)	518,227
	November 2, 2013				142,857	(4)	2,509,997
	June 10, 2014	13,977	(3)	245,576	13,977	(5)	245,576

Shant Koumriqian
	November 7, 2012	1,667	(6)	29,289
	May 30, 2013	14,286	(7)	251,005
	May 30, 2013	20,634	(8)	362,539
	November 2, 2013				26,190	(4)	460,158
	June 10, 2014	5,591	(3)	98,234	5,591	(5)	98,234

Lani B Porter
	November 7, 2012	3,833	(6)	67,346
	November 2, 2013				26,190	(4)	460,158
	June 10, 2014	5,591	(3)	98,234	5,591	(5)	98,234
Christopher J. Byce
	January 6, 2014	8,994	(9)	158,025

(1)
The market value is computed by multiplying the closing market price of our common stock as of December 31, 2014 by the number of outstanding shares of unvested restricted awards of our common stock or unvested LTIP units.

(2)	Amount includes a grant of LTIP units the vest ratably over three years starting on May 11, 2013.

(3)	Amount includes a grant of LTIP units that vest ratably over three years starting on January 1, 2015.

(4)
Amount includes a grant of LTIP performance-based units. Up to 50% of the awarded LTIP units will vest based on the percentage increase of the Company's total stockholder return, or TSR, beginning on May 14, 2013 (the date of the closing of our initial public offering), and up to 50% of the awarded LTIP units will vest based on the relative outperformance of our TSR as compared to the percentage change of the SNL US REIT Equity Index, or the Index, over the same period, as follows. To date, none of the performance vesting criteria have been met.

•
On May 14, 2014, up to 20% may vest: 10% will vest if our TSR for the one-year period ending May 14, 2014 is greater than 7.00%, and another 10% will vest if our TSR outperforms the Index over the same period;

•
on May 14, 2015, up to 20% may vest: 10% will vest if our TSR for the two-year period ending May 14, 2015 is greater than 14.49%, and another 10% will vest if our TSR outperforms the Index over the same period;

•
on May 13, 2016, up to 20% may vest: 10% will vest if our TSR for the three-year period ending May 13, 2016 is greater than 22.50%, and another 10% will vest if our TSR outperforms the Index over the same period;

•
on May 12, 2017, up to 20% may vest: 10% will vest if our TSR for the four-year period ending May 12, 2017 is greater than 31.08%, and another 10% will vest if our TSR outperforms the Index over the same period; and

•
on May 14, 2018, any of the awarded LTIP units not previously vested may vest: up to 50% will vest if our TSR for the five-year period ending May 14, 2018 is greater than 40.25%, and up to 50% will vest if our TSR outperforms the Index over the same period.

(5)
Amount includes a grant of LTIP performance-based units of which up to 100% will vest based on the percentage increase of our TSR beginning on January 1, 2014. To date, none of the performance vesting criteria have been met.

•	One-third of the LTIP units vest if our TSR for the measurement period ending on December 31, 2014 is greater than 7%;

•	one-third of the LTIP units vest if our TSR for the measurement period ending on December 31, 2015 is greater than 14.49%; and

•	any of the previously unvested units will vest if our TSR for the measurement period ending on December 31, 2016 is greater than 22.50%.

(6)	Amount includes a grant of LTIP units that vest ratably over three years starting on November 7, 2013.

(7)	Amount includes a grant of LTIP units that vest ratably over three years starting on May 30, 2014.

(8)	Amount includes a grant of restricted stock awards that vest ratably over three years starting on May 30, 2014.

(9)	Amount includes a grant of LTIP units that vest ratably over three years starting on Jan 6, 2015.
Option Exercises and Stock Vested
The Company has not granted any stock option awards to the named executive officers. The following table sets forth information regarding the stock and LTIP units that vested during 2014.

	Stock Awards
Name	Number of Shares or Units Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Stephen G. Schmitz	29,496	532,698
Laurie A. Hawkes	29,496	532,698
Shant Koumriqian	19,127	349,358
Lani B Porter	3,834	68,629
Christopher J. Byce	—	—

(1)	Amounts include vested LTIP units and restricted share of common stock.

(2)	The value realized on vesting is computed by multiplying the closing market price of our common stock on the vesting date by the number of vested LTIP units.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement ("CD&A") with management of the Company. Based on the Compensation Committee's review of the CD&A and the Compensation Committee's discussions of the CD&A with management, the Compensation Committee recommended to our Board (and our Board has approved) that the CD&A be included in the Company's Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.

Submitted by the Compensation Committee of the Board of Directors:
David M. Brain (Chair)
Douglas N. Benham
Keith R. Guericke
Todd W. Mansfield

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company's financial reporting process on behalf of our Board, in accordance with the Audit Committee Charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements for the period from January 1, 2014 through December 31, 2014, and discussed with management the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors' independence, the matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16 (Communication with Audit Committees) and discussed and received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent auditors' communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company's independent registered public accountants the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited consolidated financial statements for the period from January 1, 2014 through December 31, 2014, be included in our Annual Report on Form 10-K for the year ended December 31, 2014.
The Audit Committee is also responsible for monitoring the Company's procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP, the Company's independent registered public accounting firm for the year ended December 31, 2014, was in fact "independent."

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. Our Board has identified Douglas N. Benham as the "audit committee financial expert" within the meaning of the SEC rules.

Submitted by the Audit Committee of the Board of Directors:
Douglas N. Benham (Chair)
David M. Brain
Keith R. Guericke
Todd W. Mansfield

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies with Respect to Certain Transactions
We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy, which is part of the charter of the Nominating and Corporate Governance Committee, provides that the committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (1) the amount involved may be expected to exceed $120,000 in any fiscal year, (2) our company or one of our subsidiaries will be a participant and (3) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.
Certain Relationships and Related Party Transactions
American Residential Properties TRS, LLC, or our TRS, which is our taxable REIT subsidiary, entered into a management agreement directly with Phoenix Fund, pursuant to which our TRS performs the property management services to Phoenix Fund for a fee in an amount equal to 6.0% of the gross rental revenue received by Phoenix Fund with respect to the properties managed by our TRS. The general partner of Phoenix Fund is ARP Phoenix Fund I GP, LLC, which is owned by Mr. Schmitz and Ms. Hawkes. Property management services include property restoration, leasing and property management and disposition services with respect to the properties owned by Phoenix Fund.
We earned approximately $0.4 million during the year ended December 31, 2014 under the current management agreement, which is included in management services (related party) in our consolidated statements of operations in the Company's 2014 Annual Report. Accounts receivable of approximately $20,000 due from Phoenix Fund is included in rents and other receivables, net in our consolidated balance sheets at December 31, 2014 in the Company's 2014 Annual Report.
Phoenix Fund purchased 150,000 shares of our common stock in our initial private offering.

OTHER INFORMATION
Discretionary Voting Authority
We do not anticipate that any matter other than the proposals set out in this Proxy Statement will be raised at the 2015 Annual Meeting. If any other matters are properly presented at the 2015 Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment. The persons named as proxies are Shant Koumriqian, Chief Financial Officer and Treasurer and Patricia B. Dietz, General Counsel, Chief Compliance Officer and Secretary.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and any person who owns more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to our equity securities. We prepare and file these reports on behalf of our directors and executive officers. During 2014, all Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied, except with respect to Mr. Byce's initial statement of beneficial ownership of securities which was inadvertently filed late.
Stockholder Proposals and Director Nominations for the 2016 Annual Meeting of Stockholders
Requirements for Proposals to be Considered for Inclusion in Proxy Materials.
Stockholders who are interested in submitting a proposal for inclusion in the proxy materials for our 2016 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our Proxy Statement for our 2016 annual meeting of stockholders, stockholder proposals must be received not later than December 19, 2015 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be mailed to our Secretary at the following address:
American Residential Properties, Inc.
7047 East Greenway Parkway, Suite 350
Scottsdale, Arizona 85254
Attention: Secretary
Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations
Stockholders who wish to nominate persons for election to our Board at the 2016 annual meeting of stockholders or who wish to present a proposal at the 2016 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials for such meeting, must deliver written notice of the nomination or proposal to our Secretary not earlier than November 19, 2015 and not later than December 19, 2015. The stockholder's written notice must include certain information concerning the stockholder and each nominee as specified in our Bylaws. If a stockholder's written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2016 annual meeting of stockholders. A stockholder's written notice should be sent to our Secretary at the following address:
American Residential Properties, Inc.
7047 East Greenway Parkway, Suite 350
Scottsdale, Arizona 85254
Attention: Secretary

Requests for Annual Report on Form 10-K (for the year ended December 31, 2014)
A copy of our 2014 Annual Report for the year ended December 31, 2014, including the financial statements and the financial statement schedules, may be obtained at our website at www.amresprop.com. If you would like to receive a complimentary copy of our 2014 Annual Report, please submit a written request to:
American Residential Properties, Inc.
7047 East Greenway Parkway, Suite 350
Scottsdale, Arizona 85254
Attention: Investor Relations

BY ORDER OF THE BOARD OF DIRECTORS

Patricia B. Dietz
General Counsel, Chief Compliance Officer and Secretary
Scottsdale, Arizona
April 17, 2015

AMERICAN RESIDENTIAL PROPERTIES

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Stephen G. Schmitz
02 Laurie A. Hawkes
03 Douglas N. Benham
04 David M. Brain
05 Keith R. Guericke
06 Todd W. Mansfield

The Board of Directors recommends you vote FOR proposal 2.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000245639_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report to Stockholders is/are available at www.proxyvote.com .

AMERICAN RESIDENTIAL PROPERTIES, INC.
Annual Meeting of Stockholders
May 28, 2015 8:00 AM (PDT)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patricia B. Dietz and Shant Koumriqian, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMERICAN RESIDENTIAL PROPERTIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 08:00 AM (PDT) 5/28/2015, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, AZ 85254, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000245639_2 R1.0.0.51160